EXHIBIT 99.1

Airborne Wireless Network Announces Appointment of Kevin L. Spence as Chief Financial Officer

SIMI VALLEY, Calif., January 3, 2018 /PRNewswire/ -- Airborne Wireless Network (OTC QB: ABWN) is pleased to announce that on December 28, 2017, the Board of Directors named Kevin L. Spence as the Company’s Chief Financial Officer, effective January 1, 2018.

Mr. Spence has over 35 years of experience in corporate management and financial fields. He currently serves as a Member of the Board of Directors of Armor Scientific Holdings, Inc., a leading provider of Single and Multi-Factor Authentication software. Previously, he served as Chief Financial Officer of Remington Designs, LLC (DBA iCoffee by Remington), a designer and developer and distributor of coffee brewers utilizing proprietary patented technology. Mr. Spence oversaw all financial and strategic planning and was instrumental in assisting in Remington “obtaining retail shelf space” in over 40 major U.S. retailing operations and increasing revenue from zero to a cumulative, aggregate $25 million in its first three years of operations.

Mr. Spence also currently serves as a consultant to Antarctica Capital Management, LLC (“Antarctica”), a global investment firm headquartered in New York, with operations in the United States, United Kingdom and India. Antarctica is dedicated to investments in global infrastructure, real estate and financial services. Having been consulting to Antarctica for four years, he was instrumental in Antarctica’s creation of Citizens Parking, one of the largest parking companies nationwide with over 1,200 locations. Mr. Spence has provided Antarctica with strategic planning, acquisition due diligence, accounting and cash management functions.

Mr. Spence was an Executive Vice President and Chief Financial Officer of United States Filter Corporation (“USFilter”), a publicly traded New York Stock Exchange leading global provider of industrial and commercial water and wastewater treatment systems and services. During his tenure, USFilter’s annual revenues increased from approximately $17 million to nearly $4.2 billion, while the number of employees grew from 200 to over 30,000 worldwide. Mr. Spence oversaw a series of over 250 acquisitions and conducted public offerings in the equity and debt markets, raising more than $500 million of equity and public debt totaling approximately $1.5 billion. USFilter was sold in 1998 to Vivendi SA (Euronext: VIV) in a transaction totaling $6.2 billion in cash and the assumption by the purchaser of $2 billion in debt.

Prior to his success at USFilter, Mr. Spence also served as an audit partner with the international accounting firm of KMPG and was responsible for all aspects of client services in accounting and auditing, and working in areas ranging from manufacturing, banking, real estate and franchising in Southern California.

Mr. Spence graduated with a Bachelor of Science degree in accounting from the University of Southern California and is a Certified Public Accountant.

1

About Airborne Wireless Network

The Company intends to create a high-speed broadband airborne wireless network by linking commercial aircraft in flight. It is projected that each aircraft participating in the network will act as an airborne repeater or router, sending and receiving broadband signals from one aircraft to the next and creating a digital information superhighway in the sky. The Company intends the network to be a high-speed broadband internet pipeline to improve coverage and connectivity. The Company does not intend to provide retail customer coverage to end users, but, instead, act as a wholesale carrier with target customers, such as internet service providers and telephone companies.

Currently, the world's connectivity is achieved by use of undersea cables, ground-based fiber and satellites. The Company believes that the Company's airborne digital highway may be a solution to fill the world's connectivity void. Once the network is developed and fully implemented, it may have a wide variety of applications. The Company's network, once developed, should provide low cost, high-speed connectivity to rural areas, island nations, ships at sea, oil platforms, in addition to connectivity to commercial and private aircraft in flight.

For further information see: www.airbornewirelessnetwork.com

Notice Regarding Forward-Looking Statements:

This release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward- looking statements.

Risks and uncertainties include, but are not limited to, availability of capital; the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; our ability to raise the additional funding we will need to continue to pursue our business and product development plans; our ability to develop and commercialize products based on our technology platform; competition in the industry in which we operate and market; general industry conditions; general economic factors; the impact of industry regulation; technological advances; new products and patents attained by competitors; manufacturing difficulties or delays; dependence on the effectiveness of the company's patents; and the exposure to litigation, including patent litigation, and/or regulatory actions.

Contact:

info@airbornewirelessnetwork.com

805-583-4302

SOURCE: Airborne Wireless Network

2